As filed with the Securities and Exchange Commission on November 4, 2013

Registration No.  333-180139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-180139

UNDER
THE SECURITIES ACT OF 1933

GREENWAY MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2412516 I.R.S. Employer Identification No.)

100 Greenway Boulevard

Carrollton, GA 30117

(770) 836-3100

(Address of Principal Executive Offices)(Zip Code)

Greenway Medical Technologies, Inc. 1999 Stock Option Plan

Greenway Medical Technologies, Inc. 2004 Stock Plan

Greenway Medical Technologies, Inc. 2011 Stock Plan
(Full titles of the plans)

James A. Cochran
Chief Financial Officer
Greenway Medical Technologies, Inc.
100 Greenway Boulevard
Carrollton, GA 30117
(770) 836-3100

(Name, address, and telephone number of agent for service)

Copy to:

Reinaldo Pascual
Paul Hastings LLP
1170 Peachtree Street, N.E., Suite 100
Atlanta, GA 30309
(404) 815-2227

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by Greenway Medical Technologies, Inc., a Delaware corporation (the “Company”), to remove from registration all shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) registered under Registration Statement No. 333-180139 on Form S-8, filed by the Company filed on March 15, 2012 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under (i) Greenway Medical Technologies, Inc. 1999 Stock Option Plan, (ii) Greenway Medical Technologies, Inc. 2004 Stock Plan and (iii) Greenway Medical Technologies, Inc. 2011 Stock Plan.

On September 23, 2013, the Company entered into an Agreement and Plan of Merger with VCG Holdings, LLC, a Delaware limited liability company (“Parent”), and Crestview Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent. The Merger became effective at 8:14 a.m., New York City Time, on November 4, 2013, pursuant to the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Georgia, on the 4th day of November, 2013.

Greenway Medical Technologies, Inc.

By:	/s/ William G. Esslinger, Jr.
Name: William G. Esslinger, Jr. Title: Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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